EXHIBIT 99.1

Just Energy Reports Fiscal First Quarter 2023 Results

TORONTO, Aug. 29, 2022 (GLOBE NEWSWIRE) -- Just Energy Group Inc. (“Just Energy” or the “Company”) (NEX:JE.H; OTC:JENGQ), a retail energy provider specializing in electricity and natural gas commodities and bringing energy efficient solutions, carbon offsets and renewable energy options to customers, today announced its first quarter results for fiscal year 2023.

Recent Developments

On August 18, 2022, the Ontario Superior Court of Justice (Commercial List) granted an Order that, among other things, (i) authorized the Company to conduct the previously announced sale and investment solicitation process (the “SISP”); (ii) approved the execution by Just Energy and certain of its affiliates of a stalking horse transaction agreement and support agreement in connection with the SISP. The Company expects the SISP process to be completed in late 2022 or early 2023. For more details on the SISP, please visit: https://investors.justenergy.com or the website of FTI Consulting Canada Inc., the monitor for the Just Energy entities under the CCAA proceedings, at http://cfcanada.fticonsulting.com/justenergy

“During the first fiscal quarter, the Company delivered both strong financial results and the highest quarterly Mass Markets net additions since the fourth quarter of fiscal 2018. While we continue to face a highly competitive retail landscape and persistently high commodity prices, our results continue to validate the Company’s strategic investment in digital marketing and direct face-to-face channels, as well as our strong focus on customer retention,” said Scott Gahn, Just Energy’s President and Chief Executive Officer.

“Our operational performance during the first quarter demonstrates our continued commitment to our customers, employees, partners, and our pursuit of growth in key markets,” added Mr. Gahn.

First Quarter FY 2023 Performance

The Company’s first fiscal quarter 2023 results and prior comparable periods are expressed in US dollars. As of March 31, 2022, the Company is considered a domestic filer instead of a foreign private issuer as defined by the Securities Exchange Commission, and now is required to prepare its consolidated financial statements in accordance with U.S. GAAP.

  Revenue of $570.6 million increased by 15% from the prior comparable quarter, primarily driven by an increase in Texas mass market customer base and warmer weather in Texas.
  Base EBITDA of $20.5 million increased by 9% from the prior comparable quarter, primarily driven by higher Base Gross Margin offset by higher provision for expected credit loss and administrative expenses.
  Base Gross Margin of $90.3 million increased by 11% from the prior comparable quarter, primarily driven by higher mass market volumes due to an increase in customer base and weather, partially offset by lower average realized mass market Base Gross Margin.
  Mass Markets RCE Net Adds for the quarter was a gain of 43,000 compared to a decrease of 6,000 for the prior comparable quarter, driven by an increase in customer adds and negative impact of the New York regulatory action in the prior comparable quarter.
  The Company owes $125.0 million under its DIP facility and has $847.2 million of total liabilities subject to compromise.
  The Company ended the quarter with $221.0 million of total liquidity, comprised of cash and cash equivalents.
  Net income was $160.6 million, compared to $223.9 million during the prior comparable quarter, primarily driven in both periods by unrealized mark to market gains on derivative instruments associated with supply contracts partially offset by income tax expense in the current year. Unrealized mark to market gains and losses on derivative financial instruments relate to the supply the Company has purchased to deliver in the future to existing customers at fixed contractual prices1.

1 See “Non-U.S. GAAP financial measures” in the MD&A.

Fiscal First Quarter Financial Highlights:
For the three months ended June 30
$ in thousands, except customer data	Fiscal 2023	Fiscal 2022	Change
Revenue	$570,586	$496,361	15%
Base Gross Margin[1]	$90,349	$81,082	11%
Base EBITDA[1]	$20,473	$18,744	9%
Cash and cash equivalents	$220,962	$125,755	76%
RCE Mass Markets count	1,244,000	1,127,000	10%
RCE Mass Market net adds for the quarter	43,000	-6,000	NMF[2]
RCE Commercial count	1,498,000	1,734,000	-14%

[1] See “Non-U.S. GAAP financial measures” in the MD&A. [2] Not a meaningful figure

Fiscal First Quarter Expense Detail:
For the three months ended June 30
($ thousands)	Fiscal 2023	Fiscal 2022	Change
Administrative expenses	$27,487	$24,643	12%
Selling commission expenses	$19,091	$20,648	-8%
Selling non-commission and marketing expense	$13,381	$11,688	14%
Provision for expected credit loss	$10,450	$6,073	72%

  Administrative expenses: The increase was primarily driven higher employee costs.
  Selling commission expenses: The decrease was primarily due to lower prepaid commission amortization from lower sales in prior years.
  Selling non-commission and marketing expenses: The increase was driven by investment in sales agent costs to drive customer additions and retention.
  Provision for expected credit loss: The increase was driven from the higher revenues in Texas Mass Markets.

Mass Markets Segment Performance

Operating Highlights:
For the three months ended June 30
	Fiscal 2023	Fiscal 2022	Change
Mass Markets gross margin on added/renewed	$280/RCE	$195/RCE	44%
Embedded Gross Margin[1] ($ millions)	$857.1	$820.8	4%
Total gross Mass Markets (RCE) additions	139,000	81,000	72%
Attrition (trailing 12 months)	16%	18%	-11%
Renewals (trailing 12 months)	81%	76%	7%

1See “Non–U.S. GAAP financial measures” in the MD&A

  Average Mass Markets gross margin per RCE added or renewed: The increase was largely due to a change in channel strategy and channel mix.
  Mass Markets Embedded Gross Margin: The increase was primarily driven by growth in the Texas Mass Markets customer base.
  Mass Markets gross RCE additions: The increase was driven by the investment in digital marketing, as well as continued improvement in direct face-to-face channels.

Mass Markets RCE Summary:

	4/1/2022	Additions	Attrition	Failed to renew	6/30/2022	Change
Gas	234,000	12,000	(10,000)	(6,000)	230,000	-2%
Electricity	967,000	127,000	(58,000)	(22,000)	1,014,000	5%
Total Mass Markets RCEs	1,201,000	139,000	(68,000)	(28,000)	1,244,000	4%

Commercial Segment Performance

Operating Highlights:
For the three months ended June 30
	Fiscal 2022	Fiscal 2021	Change
Commercial gross margin on added/renewed	$86/RCE	$70/RCE	23%
Embedded Gross Margin[1] ($ millions)	$244.3	$268.3	-9%
Attrition (trailing 12 months)	12%	9%	33%
Renewals (trailing 12 months)	45%	49%	-8%

1See “Non–U.S. GAAP financial measures” in the MD&A

  Commercial Embedded Gross Margin: The decline resulted from the decrease in the customer base compared to the prior period.

Commercial RCE Summary:

	4/1/2022	Additions	Attrition	Failed to renew	6/30/2022	Change
Gas	365,000	13,000	(6,000)	(8,000)	364,000	-%
Electricity	1,189,000	89,000	(65,000)	(79,000)	1,134,000	-5%
Total Commercial RCEs	1,554,000	102,000	(71,000)	(87,000)	1,498,000	-4%

About Just Energy Group Inc.

Just Energy is a retail energy provider specializing in electricity and natural gas commodities and bringing energy efficient solutions, carbon offsets and renewable energy options to customers. Operating in the United States and Canada, Just Energy serves residential and commercial customers. Just Energy is the parent company of Amigo Energy, Filter Group, Hudson Energy, Interactive Energy Group, Tara Energy, and Terrapass. Visit https://investors.justenergy.com to learn more.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements, including with respect to the timing by which the Company will file the reporting documents. These statements are based on current expectations that involve several risks and uncertainties which could cause actual results to differ from those anticipated. These risks include, but are not limited to, risks with respect to the ability of the Company to continue as a going concern; the outcome of proceedings under the CCAA, including the SISP process and the timing of the completion of the SISP, the outcome of any potential litigation with respect to the February 2021 extreme weather event in Texas, the outcome of any invoice dispute with the Electric Reliability Council of Texas, Inc.; the impact of the evolving COVID-19 pandemic on the Company’s business, operations and sales; uncertainties relating to the ultimate spread, severity and duration of COVID-19 and related adverse effects on the economies and financial markets of countries in which the Company operates; the ability of the Company to successfully implement its business continuity plans with respect to the COVID-19 pandemic; the Company’s ability to access sufficient capital to provide liquidity to manage its cash flow requirements; general economic, business and market conditions; the ability of management to execute its business plan; levels of customer natural gas and electricity consumption; extreme weather conditions; rates of customer additions and renewals; customer credit risk; rates of customer attrition; fluctuations in natural gas and electricity prices; interest and exchange rates; actions taken by governmental authorities including energy marketing regulation; increases in taxes and changes in government regulations and incentive programs; changes in regulatory regimes; results of litigation and decisions by regulatory authorities; competition; and dependence on certain suppliers. Additional information on these and other factors that could affect Just Energy’s operations or financial results are included in Just Energy’s Form 10K on file with U.S. Securities and Exchange Commission’s website at www.sec.gov or Canadian securities regulatory authorities which can be accessed through the SEDAR website at www.sedar.com or through Just Energy’s website at investors.justenergy.com.

NON-U.S. GAAP FINANCIAL MEASURES

The financial measures such as “EBITDA”, “Base EBITDA”, “Base Gross Margin”, “Free Cash Flow”, “Unlevered Free Cash Flow” and “Embedded Gross Margin” do not have a standardized meaning prescribed by U.S. Generally Accepted Accounting Principles (“U.S. GAAP”) and may not be comparable to similar measures presented by other companies. This financial measure should not be considered as an alternative to, or more meaningful than, net income (loss), cash flow from operating activities and other measures of financial performance as determined in accordance with U.S. GAAP, but the Company believes that these measures are useful in providing relative operational profitability of the Company’s business. Please refer to “Non-U.S. GAAP financial measures in the Just Energy Full Fiscal Year 2022’s Management’s Discussion and Analysis for the Company’s definition of “EBITDA” and other non-U.S. GAAP measures.

FOR FURTHER INFORMATION PLEASE CONTACT:

Michael Carter
Chief Financial Officer
Just Energy
Phone: (905) 670-4440
mcarter@justenergy.com

or

Investors
Michael Cummings
Alpha IR
Phone: (617) 982-0475
JE@alpha-ir.com

Monitor
FTI Consulting Inc.
Phone: 416-649-8127 or 1-844-669-6340
justenergy@fticonsulting.com

Media
Boyd Erman
Longview Communications
Phone: 416-523-5885
berman@longviewcomms.ca

Source: Just Energy Group Inc.

Supplemental Tables:

Financial and Operating Highlights
For the three months ended June 30.
(thousands of dollars, except where indicated and per share amounts)

		% increase
	Fiscal 2023	(decrease)	Fiscal 2022
Revenue	$570,586	15%	$496,361
Base Gross Margin[1]	90,349	11%	81,082
Administrative expenses	27,487	12%	24,643
Selling commission expenses	19,091	(8)%	20,648
Selling non-commission and marketing expense	13,381	14%	11,688
Provision for expected credit loss	10,450	72%	6,073
Reorganization Costs	19,131	16%	16,486
Interest expense	8,488	(4)%	8,831
Income for the period	160,614	(28)%	223,834
Base EBITDA[1]	20,473	9%	18,774
RCE Mass Markets count	1,244,000	10%	1,127,000
RCE Mass Markets net adds	43,000	NMF[2]	(6,000)
RCE Commercial count	1,498,000	(14)%	1,734,000

1 See “Non–U.S. GAAP financial measures” above.
2 Not a meaningful figure.

Balance Sheet

(thousands of dollars)	As at	As at
	June 30,	March 31,
	2022	2022
Assets:
Cash and cash equivalents	$220,962	$125,755
Trade and other receivables, net	356,059	308,941
Total fair value of derivative instrument assets	899,282	671,714
Other current assets	175,581	131,570
Total assets	1,911,371	1,623,814

Liabilities:
Trade and other payables	$385,391	$349,923
Total fair value of derivative instrument liabilities	34,580	26,087
Total debt	125,893	126,419
Total liabilities	1,553,964	1,429,613

Summary of Cash Flows

For the three months ended June 30.
(thousands of dollars)

	Fiscal 2023	Fiscal 2022
Operating activities from continuing operations	$102,072	$2,603
Investing activities from continuing operations	(3,462)	(1,460)
Financing activities from continuing operations	(1,657)	(22,683)
Effect of foreign currency translation	(1,852)	221
Increase (decrease) in cash	95,101	(21,319)
Cash and cash equivalents – beginning of period	128,491	172,666
Cash and cash equivalents – end of period	$223,592	$151,347